Exhibit 99.1

National & Retail Trades and First Call

For release: May 31, 2005 at 4:00 PM (EDT)

KOHL'S CORPORATION REPORTS MAY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – May 31, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended May 28, 2005 increased 10.2 percent over the four-week period ended May 29, 2004. On a comparable store basis, sales increased 0.2 percent.  Sales were released earlier than normal to facilitate the Company’s presentation at an analyst conference on June 1st.

For the 17 weeks ended May 28, 2005, total sales were up 14.0 percent over the 17 weeks ended May 29, 2004.  On a comparable store basis, sales for the 17-week period increased 2.8 percent.

Larry Montgomery, Kohl’s Chairman and Chief Executive Officer, said, “May’s sales performance was in-line with our expectations.  We continue to expect a comparable store sales increase for the second quarter of 4%-5% and remain comfortable with our previous earnings guidance of $0.49 to $0.52 per diluted share for the second quarter.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc.(dec.) - This Year
	May 28,	May 29,	All	Comp
	2005	2004	Stores	Stores

May	$ 899.1	$ 815.8	10.2%	0.2%
YTD	$ 3,641.9	$3,196.0	14.0%	2.8%

On May 28, 2005, the Company operated 670 stores in 40 states, compared with 589 stores in 38 states at the same time last year.

The Company opened one store in the Chicago, Illinois market in May.  The Company expects to open approximately 62 additional stores in the third fiscal quarter. In August, the Company will open four new stores.  The remaining stores, including new entries into Orlando and Jacksonville, Florida, will open in October.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 72 hours.

Sanford C. Bernstein & Co., LLC Conference

Larry Montgomery, Kohl's Chairman and Chief Executive Officer, presents at the Sanford C. Bernstein & Co., LLC — Twenty-First Annual Strategic Decisions Conference 2005 at The Waldorf Astoria, New York City, on June 1st at 10 am (EDT). The presentation will be Webcast live over the Internet via the Company’s Web site located at www.kohls.com (see “Investor Relations”, “Calendar of Events” and scroll to June). For those who cannot listen to the live broadcast, a seven-day replay will be available shortly after the broadcast.  To access the replay, simply visit the link above.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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